STOCK PLEDGE AGREEMENT

      STOCK PLEDGE AGREEMENT, dated as of February 6, 1998, between Donald J. Amoruso ("Pledgor") and Spectrum Information
Technologies, Inc., a Delaware Corporation ("Pledgee").

      WHEREAS, Pledgor has requested and Pledgee has agreed to make a loan (the "Loan") to Pledgor; and, Pledgor has agreed to secure the Loan in order to induce Pledgee to make the Loan and, upon the making of the Loan, has agreed to deliver to Pledgee the Security (as defined in Section 1 below);

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce Pledgee to make the Loan, it is agreed as follows:

1. Pledge. In order to secure the repayment of the Loan, Pledgor hereby pledges, assigns, transfers, delivers, deposits and confirms as a first priority pledge unto Pledgee and its successors and assigns 19,311 shares of stock of Pledgee acquired pursuant to the second distribution pursuant to Pledgee's 1996 Incentive Deferral Plan (the "Security"). Certificate No. COM 02940 , representing the Security, is herewith delivered to the Pledgee. Pledgor shall execute proper instruments of assignment in blank upon request by the Pledgee.

2. Representations and Warranties. Pledgor represents and warrants to Pledgee that:

      (a) As of the date hereof, Pledgor is the sole holder of record and beneficial owner of all of the shares of the Security, free and clear of any mortgage or deed of trust, pledge, hypothecation, assignment, deposit, arrangement, lien, charge, claim, security interest, easement or encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever ("Lien") thereon or affecting the title thereto.

      (b) The Pledgor has the right and all requisite authority to pledge, transfer and deliver the Security to Pledgee as provided herein. Pledgor warrants and will defend the title to the Security and the Lien of Pledgee thereon against the claim of any person claiming against or through Pledgor and will maintain and preserve such Lien so long as this Agreement shall remain in effect.

      (c) No consent, approval, authorization or other order of any person is required for the execution and delivery of this Agreement by Pledgor or the delivery by Pledgor of the Security to Pledgee as provided herein, except for those which have been obtained. The representations and warranties set forth in this
Section 2 shall survive the execution and delivery of this Agreement.

3. Pledgor's Rights. Unless Pledgor has defaulted under the terms of the promissory note evidencing the Loan (the "Promissory
Note"):

      (a) The Pledgor shall have the right, from time to time, to vote and give consents with respect to the Security, which shall continue registered in his name for all purposes not inconsistent with this Agreement.

      (b) The Pledgor shall not be restricted by this Agreement from selling the Security or any portion thereof at any time, in which case the Pledgee or its agent shall concurrently deliver the certificates representing the Security against payment by the Pledgor or his agent of an amount equal to the outstanding amount of the Loan plus accrued interest according to the terms of the Promissory Note.

4. Covenants. Pledgor covenants and agrees that until the termination of this Agreement without the prior written consent of the Pledgee, Pledgor will not sell, assign, transfer, mortgage, pledge or


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otherwise encumber any of his rights in or to be the Security.

5. Defaults and Remedy. If Pledgee shall not receive the principal amount of the Loan and accrued interest in accordance with the terms of the Promissory Note, Pledgee's sole remedy shall be, at its election, to transfer and register in its name or in the name of its nominee the whole or any part of the Security, to exercise all voting rights with respect thereto, to collect and receive all cash dividends and other distributions made thereon and to sell in one or more sales the Security.

6. Waiver. No delay on Pledgee's part in exercising any power of sale, Lien, option or other right hereunder, and no notice or demand which may be given to or made upon Pledgor by Pledgee with respect to any power of sale, Lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair Pledgee's right to take any action or to exercise any power of sale, Lien, option, or any other right hereunder, without notice or demand, or prejudice Pledgee's rights as against Pledgor in any respect.

7. Expenses. (a) The Pledgor will pay to Pledgee all expenses (including reasonable expenses for legal services of every kind) of enforcement of any of the provisions of this Agreement or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement of any of the Security and, for the case of the Security, defending or asserting the rights and claims of Pledgee in respect of the Security, by litigation or otherwise, including distributions or payments with respect thereto or grant a Lien in any therein

      (b) Pledgor will, at its own expense, execute, acknowledge and deliver all such instruments and take all such actions as Pledgee from time to time may reasonably request in order to ensure to Pledgee the benefits of the first priority Lien in and to the Security intended to be created by this Agreement.

8. Notices. Except as otherwise provided herein, any notice required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon receipt after transmitted by hand or by Federal Express or similar service, or five business days after deposit in the United States mails, registered first class mail, with proper postage prepaid, and addressed to the Pledgee at 2700 Westchester Ave., Purchase, NY 10577 and to the Pledgor at the most recent address on file with Pledgee.

9. Termination. At such time as the Loan has been fully satisfied, Pledgee shall deliver to Pledgor the Security and all instruments of assignment executed in connection therewith, free and clear of the Lien hereof and all of Pledgor's obligations hereunder shall thereupon terminate. When so released, such Security shall be free and clear of any lien or encumbrance hereunder.

10.   Miscellaneous.

      (a) Neither Pledgee nor any of its officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith and Pledgee shall not be liable for any error or judgment made by it in good faith.

      (b) This Agreement shall be binding upon Pledgor and his successors and assigns, and shall inure to the benefit of, and be enforceable by, Pledgee and its successors, transferees and assigns, and shall be governed by, and construed and enforced in accordance with the law of the State of New York applicable to contracts made and performed in such state, and none of the terms or provisions of this Agreement may be waived, altered, modified or amended except in writing duly signed for and on behalf of Pledgee and Pledgor.

      IN WITNESS WHEREOF, the parties hereto have caused this Stock Pledge Agreement to be duly executed as of the date first above written.



PLEDGEE                           PLEDGOR

/s/ Christopher M. Graham         /s/ Donald J. Amoruso
---------------------------       ---------------------------
Spectrum Information              Name: Donald J. Amoruso
Technologies, Inc.
By: Christopher M. Graham
Its: General Counsel